UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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FDCTECH, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FDCTECH, INC.

200 Spectrum Center Drive, Suite 300

Irvine, CA 92618

(877) 445-6047

September [●], 2025

TO THE STOCKHOLDERS OF FDCTECH, INC.:

THIS IS A NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTERS DESCRIBED HEREIN.

This notice and accompanying Information Statement is furnished to the holders of shares of common stock, par value $0.0001 per share, of FDCTech, Inc., a Delaware corporation (the “Company”), pursuant to Section 228 of the Delaware General Corporation Law, Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the following actions (the “Corporate Actions”) taken by the Company’s Board of Directors (the “Board”) and by written consent of the holders of a majority of the voting power of the issued and outstanding capital stock of the Company:

1.	To amend our certificate of incorporation, as amended (the “Certificate”), to increase the number of authorized shares of common stock from 500,000,000 shares to 750,000,000 shares and the number of Preferred Stock from 10,000,000 shares to 15,000,000 shares (the “Authorized Share Increase”),

2.	To authorize our Board of Directors, in its discretion, to amend our articles of incorporation not later than June 30, 2026, to effect a reverse stock split of all outstanding shares of our common stock in a ratio of not less than 1 for 10 and not more than 1 for 100 (the “Reverse Stock Split”), to be determined by the Board of Directors.

The purpose of the Information Statement is to notify our stockholders that on September 4, 2025, stockholders holding a majority of the voting power of our issued and outstanding shares of capital stock executed a written consent approving the Corporate Actions.

The written consent that we received constitutes the only stockholder approval required for the Corporate Actions under Delaware law and our Certificate and Bylaws. As a result, no further action by any other stockholder is required to approve the Corporate Actions, and we have not solicited, and will not be soliciting, your approval of the Corporate Actions. Notwithstanding, the holders of our common stock of record at the close of business on September 4, 2025, are entitled to notice of the stockholder action by written consent.

This notice and the accompanying Information Statement are being mailed to our holders of common stock of record as of September 4, 2025, or about September [●], 2025. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act and in accordance with Delaware law and our bylaws.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE ACCOMPANYING INFORMATION STATEMENT. WE ARE NOT ASKING FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

September [●], 2025	By Order of the Board of Directors of
FDCTECH, INC.

/s/ Mitchell Eaglstein
Mitchell Eaglstein
Chief Executive Officer

FDCTECH, INC.

200 Spectrum Center Drive, Suite 300

Irvine, CA 92618

(877) 445-6047

Information Statement Pursuant to Section 14C

of the Securities Exchange Act of 1934

This Information Statement is being mailed on or about September [●], 2025, to all holders of record on September 4, 2025 (the “Record Date”) of the common stock, $0.0001 par value per share (the “Common Stock”), of FDCTECH, INC., a Delaware corporation (“FDCTech” or the “Company”), in connection with the approval of the following actions (the “Corporate Actions”) taken by the Board of Directors of the Company (the “Board”) and by written consent of the holders of a majority of the voting power of FDCTech’s issued and outstanding capital stock (the “Approving Stockholders”):

1.	To amend our certificate of incorporation, as amended (the “Certificate”), to increase the number of authorized shares of common stock from 500,000,000 shares to 750,000,000 shares and the Preferred Stock from 10,000,000 shares to 15,000,000 shares (the “Authorized Share Increase”),

2.

To authorize our Board of Directors, in its discretion, to amend our articles of incorporation not later than June 30, 2026, to effect a reverse stock split of all outstanding shares of our common stock in a ratio of not less than 1 for 10 and not more than 1 for 100 (the “Reverse Stock Split”), to be determined by the Board of Directors.

On September 4, 2025, our Board unanimously approved the Corporate Actions. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the actions disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of the Company’s voting power to approve the actions described in this Information Statement in accordance with Sections 228 and 242 of the Delaware General Corporation Law (the “DGCL”) and our bylaws. On September 4, 2025, the Approving Stockholders approved, by written consent, the Corporate Actions. The Approving Stockholders (common and Series A stock) own 370,128,105 shares, representing 87.6% of the total issued and outstanding voting power of the Company.

Since the Board and the holders of a majority of the voting power of the Company’s issued and outstanding shares of capital stock have voted in favor of the Corporate Actions, all corporate actions necessary to authorize the Corporate Actions have been taken. We expect that each of the Corporate Actions will become effective on or about the 20th calendar day after the date on which this Information Statement and the accompanying notice are mailed to our stockholders. Our Board retains authority to abandon either or both of the Corporate Actions for any reason at any time prior to the effective date of the respective Corporate Action.

NOTICE PURSUANT TO SECTION 228 — Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. Section 228 permits a Delaware corporation to take a corporate action that requires stockholder approval without holding a stockholder meeting if the corporation: (a) obtains the written consent of those stockholders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting and (b) gives prompt notice of the corporate action to those stockholders who do not consent in writing. By written consent dated September 4, 2025, the Approving Stockholders of the Company as of the Record Date who would have been entitled to cast at least the minimum number of votes necessary to authorize such action at a meeting of stockholders authorized by the Corporate Actions.

Because the holders have already approved the Corporate Actions of a majority of the voting power of the Company’s outstanding shares of capital stock, you are not required to take any action. This Information Statement provides you with notice that the Corporate Actions have been approved. You will receive no further notice of the approval or of the effective date of each of the Corporate Actions other than pursuant to reports which the Company will be required to file with the Securities and Exchange Commission (the “SEC”) in the future.

The Company’s Common Stock is quoted on the OTC PINK tier of the OTC Markets Group Inc. under the symbol “FDCT.”

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on the Record Date are entitled to notice of the information disclosed in this Information Statement. As of the Record Date, our authorized securities consist of (i) 500,000,000 shares of Common Stock, par value $0.0001 per share, of which 422,584,729 common shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 4,500,000 shares of Series A Convertible Preferred Stock were issued and outstanding and (iii) 3,000,000 shares of Series B Convertible Preferred Stock were authorized, of which 2,371,844 of such shares Preferred Stock were issued and outstanding.

Holders of our Common Stock are entitled to one vote per share. Holders of Series A and Series B Preferred Stock are entitled to fifty (50) votes per share and one (1) vote per share, respectively, on all the issues presented to stockholders. Accordingly, the Approving Stockholders (some who own common and preferred stock) hold 87.6% of the Company’s voting power.

EXPENSES

The Company will bear the costs of preparing, printing, and mailing this Information Statement.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Information Statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

DISSENTERS’ RIGHTS

Under DGCL, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to any of the Corporate Actions, and we will not independently provide our stockholders with any such rights.

INTEREST OF CERTAIN PERSONS IN THE CORPORATE ACTIONS

No officer or director has any substantial interest, direct or indirect, in security holdings or otherwise, in any of the Corporate Actions that is not shared by all of our other stockholders.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ITEM 1

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK TO 750,000,000 SHARES FROM 500,000,000 SHARES AND THE PREFERRED STOCK TO 15,000,000 SHARES FROM 10,000,000 SHARES.

On September 4, 2025, our Board of Directors and the Stockholders of a majority of the Company’s voting shares approved the Authorized Share Increase.

The effective date of the Authorized Share Increase will be determined at the sole discretion of the Board of Directors and will be publicly announced by us. The Authorized Share Increase will become effective upon the filing of a certificate of amendment to the Certificate relating to the Authorized Share Increase with the Secretary of State of the State of Delaware. The Board of Directors may determine, in its sole discretion, not to effect the Authorized Share Increase and not to file any amendment to our Certificate.

Our Board believes it is in FDCTech’s best interests to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs, including, but not limited to, potential strategic transactions, including mergers, acquisitions and business combinations, stock dividends, grants under equity compensation plans, stock splits or financings, as well as other general corporate transactions. The Board believes that additional authorized shares of Common Stock will enable us to take timely advantage of acquisition opportunities that become available to us, as well as market conditions and favorable financing. We do not have any definitive plans, arrangements, understandings, or agreements regarding the issuance of the additional shares of Common Stock that will result from the adoption of the Authorized Share Increase. Except as otherwise required by law, the newly authorized shares of Common Stock will be available for issuance at the discretion of our Board (without further action by our stockholders) for various future corporate needs, including those outlined above. While effecting the Authorized Share Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, any future issuance of additional authorized shares of our Common Stock may, among other things, dilute the earnings per share of our Common Stock and the equity and voting rights of those holding equity at the time the additional shares are issued.

Any newly authorized shares of Common Stock will be identical to the shares of Common Stock that are now authorized and outstanding. The Authorized Share Increase will not affect the rights of current holders of our Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Regarding the newly authorized Preferred Stock, the Board of Directors is authorized to determine the qualifications, limitations, voting and other powers, preferences, and relative, participating, optional, or other rights of such Preferred Stock.

Board Discretion to Implement the Authorized Share Increase

The Board will implement the Authorized Share Increase only upon a determination that the Authorized Share Increase is in the best interests of stockholders at that time. The Board of Directors may determine, in its sole discretion, not to effect the Authorized Share Increase and not to file any amendment to our Certificate.

Effective Time

The effective time of the Authorized Share Increase, if the proposed Authorized Share Increase is implemented at the direction of the Board, will be the date and time that the certificate of amendment affecting the Authorized Share Increase is filed with the Delaware Secretary of State or such later time as is specified therein. The exact timing of the Authorized Share Increase will be determined by our Board based on its evaluation as to when such action will be the most advantageous to FDCTech and its stockholders, and the effective date will be publicly announced by FDCTech. The Authorized Share Increase may be delayed or abandoned without further action by the stockholders at any time prior to the effectiveness of the related certificate of amendment filed with the Delaware Secretary of State, notwithstanding the Authorizing Stockholder’s approval of the Authorized Share Increase, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Authorized Share Increase.

ITEM 2

APPROVAL OF GRANT TO THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO AFFECT A REVERSE STOCK SPLIT TO THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK

We are seeking shareholder approval to grant the Board discretionary authority to amend the Company’s Certificate of Incorporation (the “Certificate”) to effect a Reverse Stock Split of the issued and outstanding shares of our Common Stock, par value $0.001 per share, such split to combine a whole number of outstanding shares of our Common Stock in a ratio of not less than 1 share for 10 shares and not more than 1 share for 100 shares, to be determined by the Board of Directors, at any time prior to June 30, 2026 (the “Reverse Split Proposal”).

The amendments will not change the number of authorized shares of Common Stock or the relative voting power of our shareholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The Reverse Stock Split, if implemented, would affect all of our common stockholders uniformly.

The Board unanimously approved and recommended seeking shareholder approval of this Reverse Split Proposal on September 4, 2025.

Even if the shareholders approve the Reverse Split Proposal, we reserve the right not to effect any reverse stock split if the Board determines that it is not in the best interests of our shareholders. The Board believes that granting this discretion provides the Board with maximum flexibility to act in the best interests of our shareholders. If the shareholders approve this Reverse Split Proposal, the Board will have the authority, in its sole discretion, without further action by the shareholders, to effect a reverse stock split.

The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our Common Stock.

Following a reverse stock split, the number of our outstanding shares of Common Stock will be significantly reduced. The shares authorized under the Company’s 2023 Incentive Stock Plan are non-dilutive, and therefore, the authorized shares will not be affected by any reverse stock split proposed herein.

The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our shareholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the Reverse Stock Split will produce or maintain the desired results (for more information on the risks, see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). However, our Board believes that the benefits to the Company and our shareholders outweigh the risks.

Reasons for the Reverse Stock Split

The primary purpose of effecting the Reverse Stock Split, should the Board of Directors choose to effect one, would be to increase the per share price of our Common Stock. The Board of Directors believes that should the appropriate circumstances arise, affecting the Reverse Stock Split would, among other things, help us to:

●	Meet certain initial listing requirements of the New York Stock Exchange (“NYSE”) and/or NASDAQ;

●	Appeal to a broader range of investors to generate greater investor interest in the Company and

●	Improve the perception of our Common Stock as an investment security.

Meet the NASDAQ or NYSE Listing Requirements - Our Common Stock is currently listed on the OTC: PINK (“FDCT”). Both the NYSE and the NASDAQ require a minimum trading price per share in order to list on either exchange. The NYSE and the NASDAQ Rules and Regulations require, among other things, that in order to list on their exchanges, the average closing price of a company’s common stock must be at least $3.00 or $4.00 per share over a consecutive 30 trading-day period.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company - An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board of Directors the ability to effect a reverse stock split and thereby increase the price of our Common Stock would give the Board the ability to address these issues if it is deemed necessary.

Criteria to Determine Whether to Implement a Reverse Stock Split

In determining whether to implement this Reverse Stock Split and its specific Reverse Stock Split ratio, the Board of Directors may consider various factors, including:

●	the historical trading price and trading volume of our common stock;
●	the then-prevailing trading price and trading volume of our common stock;
●	the expected impact of the Reverse Stock Split on the short- and long-term market; and
●	overall prevailing general stock market and economic conditions.

Certain Risk Factors Related to the Reverse Stock Split

We cannot assure you that the Reverse Stock Split will increase our stock price or otherwise benefit the market for our common stock. Although we expect that a reverse stock split will result in an increase in the market price of our common stock, its actual effect on our common stock cannot be predicted with any certainty. We have no way of knowing whether the market price for our common stock will be proportionately the same, greater, or less than prior to a reverse stock split. If our post-split common shares are traded at prices that are less than their pre-split prices multiplied by the reverse split ratio, our stockholders could suffer a material loss in the value of the shares held by them.

The history of reverse stock splits for other companies is quite varied, and some investors may view them negatively. It is possible that the price of our common shares after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding common shares, and that the reverse stock split may not result in a per share price that will attract investors who do not trade in lower-priced stocks. Although we believe the Reverse Stock Split will enhance the marketability of our common stock to some potential investors, we cannot assure you that our common stock will be more attractive to any investors.

The Reverse Stock Split may decrease the liquidity of our common stock. The Reverse Stock Split may negatively impact the liquidity of our Common Stock, as the reduced number of outstanding shares following its implementation may result in a decrease in liquidity.

Potential Dilutive Effect of the Reverse Stock Split. Regardless of the actual reverse split ratio chosen by our Board of Directors, a material increase in our unissued authorized Common Stock will occur. This may allow us to dilute existing stockholders more substantially in the future than is currently possible. The issuance of such additional shares of Common Stock could have the effect of diluting the equity ownership, voting impact, and future earnings per share of existing shareholders. Depending on the amount and value received for the shares issued, such dilution may be substantial. Moreover, our shareholders have no preemptive rights to subscribe for or purchase any part of new or additional issuances of our securities, which means they have no prior right to purchase or otherwise acquire any part of newly issued Common Stock to maintain their proportionate ownership of our common stock.

Potential Anti-Takeover Effect of the Reverse Stock Split. The substantial increase in our authorized Common Stock available for issuance without stockholder approval resulting from a reverse stock split could have the effect of discouraging unsolicited takeover attempts or inhibiting needed management changes, and, accordingly, may limit the opportunity of our stockholders to dispose of their shares at a better price than otherwise available to them. The issuance or even potential issuance of such increased authorized shares, by diluting the voting power of existing stockholders, could discourage, delay, or even prevent unsolicited persons from gaining control of the Company or effecting a merger or other business combination, even if such a transaction is perceived beneficial to existing stockholders.

We currently have no written or oral plans, proposals, or other arrangements to issue any of the additional authorized common shares that would be available incident to a reverse stock split.

Principal Effects of a Reverse Stock Split

If our shareholders approve this Reverse Split Proposal and the Board of Directors elects to effect a reverse stock split, our issued and outstanding shares of Common Stock would decrease at a rate of approximately one share of Common Stock for every ten (10) shares of Common Stock currently outstanding, or to one hundred (100) shares of Common Stock presently outstanding, with adjustment for any fractional shares. The Reverse Stock Split would affect all of our Common Stock simultaneously, and the exchange ratio would be the same for all shares of Common Stock. The Reverse Stock Split would affect all of our shareholders uniformly and would not alter any shareholder’s percentage ownership interest in the Company, except to the extent that it results in a shareholder receiving whole shares in lieu of fractional shares. Shareholders holding fractional shares as a result of the Reverse Stock Split will be rounded up to the next whole share. The Reverse Stock Split would not affect the relative voting or other rights that accompany the shares of our Common Stock, except to the extent that it results in a shareholder receiving a whole share in lieu of fractional shares. Common Stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no current plans to take the Company private. Accordingly, a reverse stock split is not related to a strategy to do so.

In addition to the change in the number of shares of Common Stock outstanding, a reverse stock split would have the following effects:

Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, are uncertain. If appropriate circumstances exist, the Board may utilize the Reverse Stock Split as part of its plan to obtain a listing on the NYSE or NASDAQ to meet the listing standards noted above.

Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, a reverse stock split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

The following table contains information relating to our common stock based on information as of September 4, 2025:

	Current	After Reverse Split if 1:10 Ratio is Selected	After Reverse Split if 1:100 Ratio is Selected
Authorized Common Stock	500,000,000	500,000,000	500,000,000
Common Stock issued and outstanding	422,584,729	42,258,473	4,225,847
Common Stock reserved for issuance for future grants under Stock Option Plans	50,000,000	50,000,000	50,000,000

Although a reverse stock split would not have any dilutive effect on our shareholders, a reverse stock split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board, from time to time, may deem it to be in the best interests of the Company and our shareholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. If our Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split described above, the dilution to the ownership interest of our existing shareholders may be greater than would occur had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require shareholder approval, and our Board generally seeks approval of our shareholders in connection with a proposed issuance only if required at that time.

Require Adjustment to some Currently Outstanding Securities Exercisable into Shares of our Common Stock - A reverse stock split would affect a reduction in the number of shares of Common Stock issuable upon the exercise of our outstanding stock options in proportion to the Reverse Stock Split ratio. Additionally, the exercise price of outstanding options would increase, likewise in proportion to the Reverse Stock Split ratio. A reverse stock split will not affect the conversion ratio of the company’s issued and outstanding Series B Preferred Stock (the “Series B Shares”). The Series B Shares are non-dilutive and are not subject to stock splits or any other adjustments to the Company’s common stock. Each share of Series B Shares can be converted into 100 shares of the Company’s common stock at any time by the holder of such shares.

In addition, a reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Authorized Shares of Common Stock

The Reverse Stock Split Proposal will not change the number of authorized shares of Common Stock but will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its shareholders. The Board believes the increase in available shares for future issuance is appropriate to fund the Company’s future operations. It will also provide the Company with greater flexibility to respond quickly to advantageous business opportunities. However, we may, from time to time, explore opportunities to make acquisitions through the use of stock. As a result, the Company’s current number of authorized shares of Common Stock may enable the Company to better meet its future business needs.

We believe that the current amount of authorized Common Stock will make a sufficient number of shares available should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The current capital will provide the Board with the ability to issue additional shares of stock without further vote of the shareholders of the Company, except as provided under Wyoming corporate law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Split Proposal is approved by our shareholders, our Board, in its sole discretion, will determine whether such an action is in the best interests of the Company and our shareholders, taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our shareholders, our Board will then implement the Reverse Stock Split.

We would then file a certificate of amendment to our Certificate (the “Certificate of Amendment”) with the Secretary of the State of Delaware at such time as our Board of Directors had determined the appropriate, effective time for the Reverse Stock Split to affect the Reverse Stock Split. Upon the filing of the Certificate of Amendment, and without any further action on the part of the Company or our shareholders, the issued shares of Common Stock held by shareholders of record as of the effective date of the Reverse Stock Split would be converted into a lesser number of shares of Common Stock calculated in accordance with the Reverse Stock Split ratio of not less than one-for-ten (1:10) or not more than one-for-one hundred (1:100), as selected by our Board and set forth in the Certificate of Amendment.

For example, if a shareholder presently holds 1,000 shares of our Common Stock, he or she would hold 100 shares of Common Stock following a one-for-ten reverse stock split or 10 shares of Common Stock following a one-for-one hundred reverse stock split, in each case with an adjustment for any fractional shares. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed, for all corporate purposes, to evidence ownership of the corresponding post-split shares.

As soon as practicable after the effective date of the Reverse Stock Split, shareholders would be notified that the Reverse Stock Split had been effected.

Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)

Upon the Reverse Stock Split, we intend to treat Common Stock held by shareholders in “street name” through a bank, broker, or other nominee in the same manner as shareholders whose shares are registered in their own names. Banks, brokers, or other nominees will be instructed to effect the Reverse Stock Split for their customers holding Common Stock in “street name.” However, these banks, brokers, or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. If you hold shares of Common Stock with a bank, broker, or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker, or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Shareholders that are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, West Coast Stock Transfer Inc. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a shareholder is entitled to post-Reverse Stock Split shares, a transaction statement will be available to be sent to the shareholder’s address of record, indicating the number of shares (adjusted for any fractional shares) of Common Stock held following the Reverse Stock Split, if required by the shareholder.

Effect on Certificated Shares

Upon the Reverse Stock Split, our transfer agent will act as our exchange agent and assist holders of Common Stock in implementing the exchange of their certificates.

Commencing on the effective date of the Reverse Stock Split, shareholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-Reverse Stock Split Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a shareholder until that shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. The letter of transmittal will also contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, we will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole shares to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer, or other disposition of shares, will automatically be exchanged for New Certificates.

Shareholders should not destroy any stock certificates and should not submit any certificates until requested by the transfer agent to do so. Shortly after the Reverse Stock Split, the transfer agent will provide registered shareholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Shareholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the Reverse Stock Split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

The effect of the Reverse Stock Split upon existing shareholders of the Common Stock will be that the total number of shares of the Company’s Common Stock held by each shareholder will automatically convert into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Stock Split divided by the Reverse Stock Split ratio chosen by the Board, with an adjustment for any fractional shares. Fractional shares will be rounded up to the next whole share.

Upon effectuation of the Reverse Stock Split, each common shareholder’s percentage ownership interest in the Company’s Common Stock will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock of the Company will be substantially unaffected by the Reverse Stock Split. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Stock Split automatically on the effective date of the Reverse Stock Split. Shareholders holding a fraction as a result of the Reverse Stock Split will be rounded up to the next whole share.

No Appraisal Rights

Our shareholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not provide shareholders with any such right independently.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Certificate of Amendment, even if our shareholders have approved the authority to effect a Reverse Stock Split at a Special or Annual Meeting.

Vote Required

Pursuant to the DGCL, the approval of the above Action required a majority of the Company’s outstanding voting capital stock. As discussed above, the Approving Stockholders have consented to this Item 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of September 4, 2025, the number of shares of common, Series A Convertible Preferred Stock, and Series B convertible Preferred Stock of our Company that are beneficially owned by (i) each person or entity is known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all sole officer and director as a group. Information relating to beneficial ownership of the common stock by our principal shareholders and management is based upon each person’s information using “beneficial ownership” concepts under the Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which consists of the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the Securities and Exchange Commission rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which they may not have any beneficial financial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 422,584,729 shares of our common stock issued and outstanding as of September 4, 2025.

Name and Address(1)	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Mitch Eaglstein	Common	20,818,105	4.93%
Imran Firoz	Common	24,310,000	5.75%
Brian Platt	Common	1,000,000	*%
Jonathan Baumgart	Common	645,000	*%
Gope S. Kundnani (2)	Common	200,000,000	47.33%
FRH Group Corporation (3)	Common	26,372,413	6.24%
Officers and Directors as a group (5 persons)	Common	246,773,105	58.40%

Name and Address(1)	Title of Class (4)	Number of Shares Beneficially Owned	Percent of Class
Mitch Eaglstein	Series A Preferred	500,000	11.11%
Gope S. Kundnani	Series A Preferred	4,000,000	88.89%
Officers and Directors as a group (2 persons)	Series A Preferred	4,500,000	100.00%

Name and Address(1)	Title of Class (5)	Number of Shares Beneficially Owned	Percent of Class
Gope Kundnani	Series B Preferred	1,991,844	83.98%
Mitch Eaglstein	Series B Preferred	150,000	6.32%
Imran Firoz	Series B Preferred	150,000	6.32%
Officers and Directors as a group (3 persons)	Series B Preferred	2,291,844	96.63%

* Less than 1%

(1) Addresses for all officers and directors are 200 Spectrum Centre Drive, Suite 300, Irvine, CA 92618.

(2) Gope S. Kundnani owns 170,000,000 common shares of the Company personally and 30,000,000 shares through APSI Holdings Limited, which he controls.

(3) On February 22, 2021, the Company entered into an Assignment of Debt Agreement (the “Agreement”) with FRH and FRH Group Corporation. The Company eliminated all four FRH Group convertible notes, including interest, of $1,256,908 in return for the issuance of 12,569,080 shares of unregistered common stock of the Company (the “Shares”) to FRH. Following the Agreement, FRH assigned the Shares to FRH Group Corporation, also owned by Mr. Hong. Address for FRH Group is 530 Technology Drive, Suite 100, Irvine, CA 92618.

(4) Series A Preferred stock is entitled to fifty (50) non-cumulative votes per share on all matters presented to stockholders for action. As a result, 4,500,000 Series A Preferred Shares represent a 34.62% voting percentage on a fully diluted vote per share basis.

(5) Series B Preferred stock is entitled to one (1) vote per share on all matters presented to stockholders for action. As a result, 2,371,844 Series B Preferred Shares represent less than 1% voting percentage on a fully diluted vote per share basis.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth below, none of the Company’s directors or executive officers have any interest in the transaction approved by the Approving Stockholders and described in this Information Statement except in their capacity as holders:

On February 22, 2021, the Company entered into an Assignment of Debt Agreement (the “Agreement”) with FRH and FRH Group Corporation. The Company eliminated all four FRH Group convertible notes, including interest, of $1,256,908 in return for issuing 12,569,080 shares of unregistered common stock of the Company (the “Shares”) to FRH. Following the Agreement, FRH assigned the Shares to FRH Group Corporation, also owned by Mr. Hong.

In September 2022, the Company issued 30,000,000 shares of common stock for cash consideration of $300,000 and appointed Gope S. Kundnani as the Company’s director. As the director’s compensation, the Company issued 5,000,000 shares valued at $60,000. Mr. Kundnani is the director and owner of Alchemy Prime Holdings Limited (APHL). In January 2023, the Company issued 115,000,000 shares of common stock to Mr. Kundnani, a director of the Company, for cash consideration of $550,000.

The Company completed the acquisition on November 30, 2023, for full ownership of Alchemy Prime Ltd. (Alchemy UK) and the remaining 49.90% stake in Alchemy Markets Ltd. (Alchemy Malta) for 1,800,000 Series B Preferred Stock, valued at $1.41. The Company will receive $2,500,000 in direct investment from Alchemy Prime Holdings Shareholder for Series A Preferred, valued at $1.00 per share. The Company will receive $5,500,000 in direct investment from Alchemy Prime Holdings Shareholder for Common Stock valued at $0.11 per share. Mr. Gope Kundnani, a director and controlling shareholder of the Company, is an officer and controlling shareholder of APHL. As a director, Mr. Kundnani abstained from voting on the Alchemy transactions. Details of these transactions were disclosed on an 8-K filed with the United States Securities and Exchange Commission on December 7, 2023, and can be located at the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1722731/000149315223044035/form8-k.htm

In January 2024, the Company issued 50,000 and 141,844 Series B Preferred Stock to Gope S. Kundnani for services rendered and cash of $200,000. In January 2024, the Company issued 150,000 Series B preferred stock each to Mitchell M. Eaglstein, CEO and Director and Imran Firoz, CFO and Director, for services valued at $1.41 per share.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements, and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written requests addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549 at prescribed rates. In addition, the SEC maintains a website on the Internet (http://www.sec.gov) that contains reports, information statements, and other information regarding issuers that file electronically with the SEC through the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system.

You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to FDCTech, 7200 Spectrum Center Drive, Suite 200, Irvine, CA 92618, Attn: Corporate Secretary, or by calling the Company at (877) 445-6047.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral requests a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to FDCTech, 7200 Spectrum Center Drive, Suite 200, Irvine, CA 92618, Attn: Corporate Secretary, or by calling the Company at (877) 445-6047.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, the address and phone number in the preceding paragraph. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the address or phone number provided in the preceding paragraph.

MISCELLANEOUS

Additional copies of this Information Statement may be obtained at no charge by writing to us at c/o FDCTech, 7200 Spectrum Center Drive, Suite 200, Irvine, CA 92618, Attn: Corporate Secretary, or by calling the Company at (877) 445-6047.

NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH THESE ACTIONS.

FDCTECH, INC.

/s/ Mitchell Eaglstein
Mitchell Eaglstein
September [●], 2025	Chief Executive Officer